UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AMREP CORPORATION

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August 1, 2022

To Our Owners:

By almost any measure, fiscal 2022 was an extraordinary year for AMREP. We delivered strong results in our two core businesses of land development and homebuilding, and we monetized several significant non-core assets that were not part of our future plans. This success then provided us with the funds to execute on a major capital allocation opportunity that will benefit our shareholders in future years.

Our headline financial results for 2022 included $62.5 million in revenues, $15.5 million in net cash from operating activities and $15.9 million in net income. Highlights of the year included:

•	Core Businesses: For our two core businesses, we generated developed residential land sale revenues of $24.3 million and home sale revenues of $13.6 million in an operating environment that required our team to navigate soaring demand, material and labor shortages and price increases for many inputs related to real estate development and homebuilding. Our homebuilding segment closed on the sale of 41 homes in 2022 as compared to 14 homes in 2021.

•	Commercial Property: We generated developed commercial land sale revenues of $6.1 million with sales of 7.7 acres of developed commercial land in Parker, Colorado, Rio Rancho, New Mexico and Albuquerque, New Mexico.

•	Other Assets: We completed the sale of a 143,000 square foot warehouse and office facility in Palm Coast, Florida, a single tenant retail building in Albuquerque, New Mexico and 1,196 acres of contiguous undeveloped land in Sandoval County, New Mexico. We remain focused on the future sale of our 160-acre property in Brighton, Colorado.

•	Capital Allocation: We made important capital allocation decisions during 2022. We were able simultaneously to increase our real estate inventory by $11.7 million in connection with business opportunities consistent with sustainable long-term growth and profitability while repurchasing 2,096,061 shares of our common stock from our largest shareholder for $21.9 million. This represented 28.6% of our outstanding common stock. We evaluate our capital allocation in light of available and planned business opportunities consistent with sustainable long-term success and profitability and in light of the possible return of excess capital to shareholders when certain funds are not expected to be needed for such sustainable long-term success and profitability.

•	Cash Position: Our cash position as of April 30, 2022 was $15.7 million, which compares favorably to our historical cash balances of $11.8 million, $10.9 million, $14.2 million, $17.5 million and $24.8 million on April 30th of 2017, 2018, 2019, 2020 and 2021.

We encourage you to read our annual report on Form 10-K to understand the details of these results.

With thanks, we offer full credit for our outstanding recent performance to the people of AMREP. Our team of entrepreneurial employees has successfully met a variety of challenges during the past several years. These have included a significant business divestiture in fiscal 2019, a global shutdown and the uncertainties surrounding the pandemic in fiscal 2020 and soaring demand, supply chain disruptions and price increases in fiscal 2021 and 2022. And now, in a highly inflationary environment, we are facing quickly rising mortgage interest rates that began in our fiscal fourth quarter 2022 and are continuing into fiscal 2023 with a possible recession looming in the near future. These latest challenges will require our team to further pivot and prioritize the order of projects on the basis of where funds and other resources can be best used, are most needed and are most likely to achieve success, including working closely with our customers in land development and homebuilding to address challenges and reset expectations and adjusting our forecasts as we reevaluate current projects and as we assess new opportunities.

AMREP CORPORATION
850 West Chester Pike, Suite 205 ● Havertown, PA 19083

AMREP enters fiscal 2023 inspired by what we have accomplished and confident about our future. Given the extraordinary year we have just completed, some might say that 2022 will be a difficult year to follow. We disagree. While we will not have major non-core asset sales in 2023 comparable to 2022, we expect to grow both our land development and homebuilding businesses as we continue to build value for our shareholders.

Even in an inflationary and possible recessionary environment, our goal and strategy remain the same: namely, to be a leading New Mexico real estate company focused on sustainable long-term success and profitability through careful advance planning and the meticulous execution of our plan. Our strategy leverages our talented and highly dedicated team of employees to expand our operations through the monetization of our land, supplemented by the opportunistic acquisition of new land for development, the expansion of our homebuilding business and the growth of related real estate capabilities that add value to what we do. Our goal, strategy and operations are intended to generate strong future returns on capital and maximize per share equity value on a long-term basis.

We appreciate your continued support.

Sincerely,

Christopher V. Vitale	Edward B. Cloues, II
President and Chief Executive Officer	Chairman of the Board